Exhibit 99.1
OBALON THERAPEUTICS, INC. PRICES $3,000,000 REGISTERED DIRECT OFFERING
SAN DIEGO, CA, May 23, 2019 – OBALON THERAPEUTICS, INC. (NASDAQ: OBLN) (“Obalon” or the “Company”), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced it has entered into definitive agreements with investors for the purchase and sale of 5,000,000 shares of common stock, par value $0.001 per share, at an offering price of $0.60 per share, pursuant to a registered direct offering. The gross proceeds of the offering will be approximately $3,000,000 before deducting fees and other estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including, among other things, working capital, product development, capital expenditures, and other business opportunities. The closing of the registered direct offering is expected to take place on or about May 28, 2019, subject to the satisfaction of customary closing conditions.
The company has retained A.G.P./Alliance Global Partners as a financial advisor in connection with this offering.
This offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-221264) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Obalon

Obalon Therapeutics, Inc. (OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. For more information, please visit www.obalon.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Obalon Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding the expected closing date of the offering and the use of proceeds from the offering. Such forward-looking statements involve substantial risks and uncertainties that could cause Obalon Therapeutics' future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Obalon Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Obalon Therapeutics' business in general, please refer to Obalon Therapeutics’ annual report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019, Form 10-Q filed with the Securities and Exchange Commission on May 10, 2019, and its future periodic reports filed with the Securities and Exchange Commission.

Obalon Contacts

Investor Contact:
William Plovanic
Chief Financial Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com